Exhibit 99.1

FOR IMMEDIATE RELEASE:	October 20, 2009
CONTACT:	Doug Hemer
Aetrium Incorporated
(651) 773-4274
NASDAQ:	ATRM

JOHN POLLOCK APPOINTED PRESIDENT OF AETRIUM INCORPORATED

St. Paul, Minn. (10/20/09)—Aetrium Incorporated (Nasdaq:ATRM) today announced the promotion of John Pollock to the position of President. Mr. Pollock has been with Aetrium for 14 years and has successfully served in a variety of positions for Aetrium, the most recent being the position of General Manager of Aetrium’s North Saint Paul facility. Mr. Pollock has a lengthy and successful career in the electronics industry and prior to Aetrium he served in a variety of positions with the B.F. Goodrich Company’s sensor operation in Burnsville, Minnesota. Mr. Pollock received his bachelor of electrical engineering degree from Ohio University in 1982 and his MBA from Ohio University in 1983.

In his new position, Mr.Pollock will continue to report to Joseph Levesque the Chairman and Chief Executive Officer of Aetrium.  Douglas Hemer, the Chief Administrative Officer of Aetrium, and Paul Askegaard, the Treasurer of Aetrium, will continue to report through their current channels to Mr. Levesque.

Mr. Pollock will have senior management responsibility for all aspects of Engineering, Sales & Marketing, Product Distribution, Manufacturing and Human Resources for Aetrium. Reporting to Mr. Pollock and filling out his senior management team will be Daniel Koch, VP of Worldwide Sales; Timothy Foley, VP of Manufacturing; Timothy McMullen, VP of Aetrium Reliability Products; and Charles Sletten, VP of Engineering.

Aetrium, based in North St. Paul, Minnesota, is a leading supplier of proprietary technologies and equipment that are used by the worldwide semiconductor industry to test integrated circuits.  The company’s products are used by customers to advance reliability, improve quality, increase product yield or improve manufacturing processes.  Aetrium’s common stock is publicly traded on the Nasdaq market under the symbol ATRM.  More information about Aetrium is available on the internet at www.Aetrium.com.